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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 11th day of May, 2000, by and between RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the "Company"), and MICHAEL J. SNYDER (the "Executive").

     The Company has, simultaneously with the execution and delivery of this Agreement entered into (i) an Agreement and Plan of Merger dated as of February 18, 2000 (the "Merger Agreement") pursuant to which it will acquire all of the outstanding common stock of the Snyder Group Company, a Delaware corporation (the "Acquisition") and (ii) a Stock Subscription Agreement dated as of February 18, 2000 (the "Subscription Agreement") pursuant to which it will issue to RR Investors, LLC and RR Investors II, LLC an aggregate of 12,500,000 for an aggregate consideration of $25,000,000 (the "Stock Issuance," and together with the Acquisition, the "Transaction");

     The Board of Directors of the Company have determined that it will be in the best interests of the Company and its shareholders to retain the employment of the Executive as the Chairman, Chief Executive Officer and President of the Company after the Transaction and the Executive desires to serve in that capacity; and

     The Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will continue to be employed by the Company after the Closing of the Transaction.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. The Company shall employ the Executive, and the Executive agrees to, and shall, serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing immediately after the Closing of the Transaction and ending on the fifth anniversary of such date (the "Employment Period"). The Employment Period will be automatically extended at the end of the initial term and on each one year anniversary thereafter for an additional one year unless, not less than 90 days before the end of such term, either the Company or the Executive gives written notice to the other that the Employment Period will not be extended, in which event the Employment Period shall end, and the Executive's employment hereunder shall terminate, upon the expiration of the then-current term.

     2. Position and Duties.

          (a) During the Employment Period, the Executive shall be the Chairman, Chief Executive Officer and President of the Company with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the "Board") consistent with his position as Chairman, Chief Executive Officer and President of the Company.

          (b) During the Employment Period, and excluding any reasonable periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote all of his skill, knowledge and working time to the business and affairs of the Company and shall perform his services primarily at the Company's headquarters, wherever the Board may from time to time designate them to be, but in any case, within a 50-mile radius of Denver,

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     Colorado, and to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's best efforts to carry out such responsibilities faithfully and efficiently.

          (c) In his position as Chairman, Chief Executive Officer and President, the Executive shall, subject to the "Authorization Limits" set forth in Exhibit A hereto, have full authority and responsibility to manage the operation of the Company's restaurants and franchise system, including the hiring and discharge of employees of the Company, closing, selling, developing and opening restaurants as contemplated by the annual business plan approved by the Board of Directors (the "Annual Plan"), establishing and administering the Company's marketing plan, making improvements in and refurbishing the Company's restaurants consistent with the capital expenditure budget in the Annual Plan, administering and managing the day-to-day operation of the restaurants, granting new franchises and administering and managing the franchise operations consistent with the Annual Plan; provided that without the approval of the Board of
                  --------
     Directors, the Executive shall not take any major action not contemplated by or consistent with the Annual Plan.

     3. Compensation.

          (a) Base Salary. During the Employment Period, the Executive shall
              -----------
     receive from the Company an annual base salary ("Annual Base Salary") of $330,750, payable in accordance with the Company's normal payroll policy. The Executive's Annual Base Salary shall be subject to review annually by the Board.

          (b) Annual Incentive Compensation. In addition to the Annual Base
              -----------------------------
     Salary, the Executive shall be entitled to participate in the Company's Annual Incentive Compensation Plan in accordance with terms thereof set forth in Exhibit B hereto.

          (c) Other Benefits. During the Employment Period: (i) the Executive
              --------------
     shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executive employees of the Company and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees of the Company.

          (d) Expenses. During the Employment Period, the Executive shall be
              --------
     entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive
                                              --------
     complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of the incurrence and purpose of such expenses. The Executive will be authorized to fly on charter or private aircraft for appropriate business use; personal use of charter or private aircraft will be for the Executive's personal account. Where a flight combines business and personal use, the

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     cost of such flight will be appropriately allocated between the two uses;
     provided that the stopover by the Executive in cities of residence which are substantially in the line of flight of the business purpose, will not be deemed personal use. Any disagreements on the allocation of flight costs will be reviewed and discussed with the Executive Committee.

          (e) Options.
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               (i) Time Vested Options. Upon the Closing (as defined in the
                   -------------------
          Merger Agreement) the Executive will be granted options to purchase 400,000 shares of the Company's common stock pursuant to the terms and conditions set forth in the option grant letter attached hereto as Exhibit C.

               (ii) Performance Options. Upon the Closing (as defined in the
                    -------------------
          Merger Agreement) the Executive will be granted options to purchase 1,100,000 shares of the Company's common stock pursuant to the terms and conditions set forth in the option grant letter attached hereto as Exhibit D.

          (f) Loans. The Company will lend to the Executive from time to time
              -----
     during each of the first two years of the Employment Period up to $300,000 per year. The loans will be due on the fifth anniversary of the date hereof; provided the loans will be due on the Date of Termination of the
             --------
     Executive's employment by the Company for Cause or by the Executive other than for Substantial Breach; provided further that in the event the
                                  -------- -------
     Executive's employment has not been terminated by the Company for Cause or by the Executive other than for Substantial Breach, the Company will extend the maturity date of the loans until the earlier of (i) sale of the Company and (ii) twelve months after the effective date of the initial public offering by the Company. Each loan will bear interest, compounded annually, at the rate per annum which is equal to the Applicable Federal Rate in effect on the date the loan is made; provided that in the event the Company
                                          --------
     achieves cumulative EBITDA for the 2000 and 2001 fiscal years of at least $46,983,000, all accrued interest will be forgiven and no additional interest will accrue. The loans will be secured by a pledge to the Company of 300,000 Common Shares of the Company and will be subject to mandatory prepayment out of the after tax proceeds of any sale (other than a Permitted Transfer to a Related Transferee as defined in the Shareholders Agreement to which the Executive will become a party) by the Executive of any Common Shares of the Company.

     4. Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate
              -------------------
     automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of his duties in accordance with the provisions of Section 2 before the Disability Effective Date.

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          (b) Not Death or Disability. The Company may terminate the Executive's
              -----------------------
     employment at any time during the Employment Period with or without cause. The Executive may terminate his employment at any time during the Employment Period.

          (c) Date of Termination. The "Date of Termination" means the date of
              -------------------
     the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company, or by the Executive, is effective, as the case may be.

     5. Obligations of the Company Upon Termination.

          (a) By the Company, Other Than for Cause and other than by reason of
              ----------------------------------------------------------------
     Death or Disability; Termination by the Executive for Substantial Breach.
     ------------------------------------------------------------------------
     If, during the Employment Period, (i) the Company terminates the Executive's employment other than for Cause or other than by reason of the Executive's death or Disability or (ii) the Executive terminates his employment for Substantial Breach, (A) the Company shall pay on a prorata basis at the time of normal payroll payments an amount equal to the Executive's Annual Base Salary as in effect immediately before the Date of Termination and the bonus that would have been paid pursuant to Section 3(b) hereof on the next bonus payment date immediately following the Date of Termination had the Executive continued to be employed on such date and
     (B) the Executive shall be eligible to continue to receive health benefits for himself and his wife and unemancipated children (provided that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this clause (B) may be made secondary to those provided under such other plan), but not retirement or pension benefits, subject to standard employee contributions, in each case for one year after the Date of Termination. As a condition the Company's obligations (if any) to make severance payments pursuant to this Section 5(a), the Executive will execute and deliver a general release in form and substance satisfactory to the Company.

          (b) Death or Disability. If the Executive's employment is terminated
              -------------------
     by reason of the Executive's death or Disability during the Employment Period, the Company shall (i) pay the Accrued Obligations, which shall equal the sum of (A) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (C) any accrued but unpaid vacation pay; to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination and (ii) continue the benefits described in clause (ii) of Section 3(c) on the terms and conditions therein contained until the first anniversary of Executive's Date of Termination, and the Company shall have no further obligations under this Agreement. In addition, in the event the Executive's employment is terminated by reason of his death, the Executive's estate will have the right, by giving notice to the Company with 120 days after the date of the Executive's death, to require the Company to purchase from the Executive's estate such number of Common Shares of the Company having a fair market value not to exceed $5,000,000, which fair market value shall be determined by a nationally recognized

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     investment banking or appraisal firm selected by the Company and reasonably satisfactory to the Executive's estate.

          (c) By the Company for Cause; By the Executive other than for
              ---------------------------------------------------------
     Substantial Breach. If the Company terminates the Executive's employment
     ------------------
     for Cause, the Executive terminates his employment with the Company other than by reason of a Substantial Breach by the Company or either party gives notice to the other of non-extension of the term of the Employment Period pursuant to Section 1, the Company shall pay to the Executive in the same manner as if the Executive had not been terminated any portion of Executive's Annual Base Salary through the Date of Termination that has not yet been paid, and the Company shall have no further obligations to the Executive under this Agreement.

          (d) Sole Remedy. The parties agree that the foregoing shall constitute
              -----------
     the Executive's sole and exclusive rights and remedies by reason of termination pursuant to Section 5, and that with respect to Section 5(c), such amounts shall constitute an agreement between the parties of liquidated damages for the Executive by reason of any such termination. It is further understood that neither party hereto shall be entitled to punitive, consequential or special damages with respect to any claim hereunder, and each party waives all such rights and remedies if any.

     6. Confidential Information. The Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by the Executive while he was employed or associated with the Company or, if acquired following the termination of such association, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company or its business. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and the Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with his association with the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of such association.

     7. Covenant Not to Compete. The Executive agrees that, for the period commencing on the date hereof and ending on the second anniversary of the Date of Termination of Employment, including due to expiration of the Employment Period (the "Restrictive Period"), the Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business which is engaged in the casual dining restaurant business (a "Competitive Activity"). For purposes of this Agreement, the term "participate" includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the NASD National Market (a "Public Company"); provided, that this Section 7 shall not prohibit the Executive from
           --------
(i) owning a passive equity interest in an entity (including Mach Robin LLC, a Washington limited liability company,

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subject to the non-competition covenants in the Area Development Agreements and
Franchise Agreements with the Company) so long as such entity operates only restaurants operated as "Red Robin" restaurants pursuant to franchise agreements with the Company and (ii) so long as such activities do not adversely affect Executive's ability to devote his entire working effort as the Chairman, Chief Executive Officer and President of the Company so long as he is so employed, consulting with and giving advise to entities permitted by clause (i) of this proviso. Territory means North America and the territories of the United States in the Caribbean, including Puerto Rico.

     8. No Interference. During the Restrictive Period, the Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company at the level of assistant store manager or higher to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any Person who was an employee of the Company at the level of assistant store manager or higher within twelve months after such Person's employment with the Company was terminated for any reason or
(iii) induce or attempt to induce any supplier or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such supplier or business relation and the Company.

     9. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of (i) the property of each of the Company or any of its subsidiaries and (ii) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

     10. Reasonableness of Restrictions. The Executive agrees that the covenants set forth in Sections 6, 7 and 8 are reasonable with respect to their duration, geographical area and scope. In the event that any of the provisions of Sections 6, 7 or 8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

     11. Injunctive Relief. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company, or their respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof. and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

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     12. Extension of Restricted Periods. In addition to the remedies the
Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained herein.

     13. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

     "Cause" means with respect to the termination by the Company of the Executive as an employee of the Company or a Subsidiary of the Company:

               (i) continual or deliberate neglect by the Executive in the performance of his material duties;

               (ii) failure by the Executive to devote substantially all of his working time to the business of the Company and its Subsidiaries;

               (iii) the Executive's engaging willfully in misconduct in connection with the performance of any of his duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its Subsidiaries;

               (iv) the Executive's willful failure to follow the lawful directives of the Board of Directors of the Company in any material respect, or violation, in a material respect, of any code or standard of behavior generally applicable to employees of the Company or its Subsidiaries;

               (v) the Executive's breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by the Executive with the Company or any of its Subsidiaries or other active disloyalty to the Company or any of its Subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or

               (vi) the Executive's engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its Subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;

provided that with respect to the events set forth in clauses (i), (ii), (iii) and (iv), the Executive shall have been given written notice of the act, omission or event constituting Cause and shall not have cured such act, omission or event within 30 days after the giving of such notice.

     "Disability" means permanent disability or permanent incapacity of the Executive as defined in the Company's disability insurance policy applicable to the Executive, or in the absence of such definition, as determined by the Board of Directors in good faith.

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     "EBITDA" has the meaning given to such term in Exhibit E.

     "Substantial Breach" means with respect to the termination by the Executive of his employment by the Company or a Subsidiary of the Company:

               (i) a reduction in the Executive's Annual Base Salary;

               (ii) the demotion of the Executive from his positions as Chairman, Chief Executive Officer and President of the Company (except in connection with termination of the Executive for Cause, by reason of his death or Disability, or termination by the Executive of his employment other than as a result of a Substantial Breach); provided
                                                                      --------
          that neither the voluntary relinquishment by the Executive of one or more titles in connection with a change in management organization, nor the employment of a Chief Operating Officer or President who reports to the Executive shall be deemed demotion of the Executive from the foregoing positions; or

               (iii) sale of the stock (other than pursuant to a public offering) or assets of the Company resulting in a Person who is not a Shareholder or affiliate or Permitted Transferee (as defined in the Shareholders Agreement among the Company and its Shareholders) of a Shareholder on the date hereof owning more than a majority of the outstanding shares of common stock of the Company and the acquiring Person or the Company does not assume or reaffirm its obligations to the Executive under this Agreement;

provided that in order to assert that a Substantial Breach has occurred, the
--------
Executive shall have given written notice to the Company within 30 days of the occurrence of such event setting forth in reasonable detail setting forth the circumstances claimed to give rise to the Substantial Breach and stating that he is terminating his employment with the Company and its Subsidiaries by reason of the occurrence thereof unless the Company shall have cured such events or circumstances to the reasonable satisfaction of the Executive within such 30-day period.

     14. Choice of Law; Disputes; Resolution.

          (a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section.

          (b) The parties hereto shall use all reasonable efforts to settle all Disputes without resorting to arbitration. If any Dispute remains unsettled after 30 days' good faith effort to resolve the Dispute, a party hereto may commence proceedings hereunder by delivering a written notice from one to the other such party (the "Demand") providing

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     reasonable description of the Dispute to the others and expressly requesting arbitration hereunder, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns.

          (c) The arbitration shall be conducted in Denver, Colorado by three arbitrators acting by majority vote (the "Panel") appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a party intends to present in such hearing; and (ii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the parties; provided that if the parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall taken into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy; provided that no claimed or actual breach of any provision of this Agreement that survives the execution hereof shall be cause for rescission of this Agreement, the only remedies shall be claims for damages that were approximately caused by the breach, or specific performance. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

     15. Expenses. Each party will pay their own costs and expenses (including court costs, fees of arbitration proceedings, and reasonable attorneys' fees) incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

     16. Taxes. The Company may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

     17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith (including the Non-Interference, Non-Disclosure and Non-Competition Agreement among the Company, the Executive and others) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board of Directors of the Company (or a person expressly authorized thereby) and the Executive, and no course of conduct or failure or delay in

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enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     19. Miscellaneous.

          (a) Binding Effect. This Agreement is intended to bind and inure to
              --------------
     the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          (b) Notices. All notices required to be given hereunder shall be in
              -------
     writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

               (i) If to the Company, to:

                          Red Robin International, Inc.
                          5575 DTC Parkway, Suite 110
                          Englewood, Colorado 80111
                          Attention: Board of Directors
                               and John W. Grant
                          Facsimile No.: 303-846-6073

                   with a copy to:

                          O'Melveny & Myers LLP
                          610 Newport Center Drive, 17th Floor
                          Newport Beach, California 92660
                          Attention: Thomas J. Leary
                          Facsimile No.: 949-823-6994

               (ii) If to the Executive, to:

                          Michael J. Snyder
                          Red Robin International, Inc.
                          5575 DTC Parkway, Suite 110
                          Englewood, Colorado 80111
                          Facsimile No.: 303-846-6013

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                   with a copy to:

                          Powers & Therrien, P.S.
                          3502 Tilton Drive
                          Yakima, Washington 98902
                          Attention: Keith Therrien
                                 and Leslie Powers
                          Facsimile No.: 509-453-0745

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

          (c) Survival. Sections 6 through 19, inclusive, and, if Executive's
              --------
     employment terminates in a manner giving rise to a payment under Section 5(a), Section 5(a), shall survive the termination of the employment of Executive hereunder.

          (d) Headings. The section and other headings contained in this
              --------
     Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

          (e) Counterparts. This Agreement may be executed in counterparts, each
              ------------
     of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (f) No Strict Construction. The language used in this Agreement will
              ----------------------
     be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

     20. Effectiveness. This Agreement shall become effective upon consummation of the Transaction. If the Merger Agreement or the Subscription Agreement is terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

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                                       11

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       RED ROBIN INTERNATIONAL, INC.


                                       By: /s/ James P. McCloskey
                                           -------------------------------------
                                           James P. McCloskey
                                           Chief Financial Officer


                                           -------------------------------------
                                           Michael J. Snyder

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       RED ROBIN INTERNATIONAL, INC.


                                       By:
                                           -------------------------------------
                                           James P. McCloskey
                                           Chief Financial Officer


                                           /s/ Michael J. Snyder
                                           -------------------------------------
                                           Michael J. Snyder

                     List of Omitted Exhibits and Schedules
                     --------------------------------------

The following exhibits and schedules to the Employment Agreement have been omitted and shall be furnished supplementally to the Commission upon request:

Exhibit A     -      Authorization Limits
Exhibit B     -      Annual Incentive Compensation Plan
                     Exhibit 1-Red Robin International and Subsidiaries Annual
                     Incentive Compensation Plan for Key Management
                     Management Group Participants
Exhibit C     -      Option Grant Letter (400,000 shares)
Exhibit D     -      Option Grant Letter (1,100,000 shares)

Schedule 1    -      Restaurants That May Be Closed